Exhibit 99

Contact:
Richard F. Latour
President and CEO
Tel: 781-994-4800

MICROFINANCIAL INCORPORATED ANNOUNCES

THIRD QUARTER 2005 RESULTS

Woburn, MA – October 26, 2005 -- MicroFinancial Incorporated (NYSE-MFI) a financial intermediary specializing in vendor based leasing and finance programs for transactions in the $500 to $15,000 range, today announced financial results for the third quarter and the nine months ended September 30, 2005.

Net income for the quarter was $0.4 million, or $0.03 per share based on 13,910,948 fully diluted shares, compared to a loss of $4.2 million or ($0.32) per share based on 13,183,916 shares in the third quarter of 2004.

Total revenue in the third quarter of 2005 was $9.4 million compared to $14.2 million in the third quarter of 2004. The decrease in revenues can be attributed to the decrease in the overall size of the Company’s portfolio of leases, rentals, and service contracts. Revenue from leases was $0.8 million, rental income was $6.5 million, and other revenue components contributed $2.1 million for the quarter.

Total operating expenses for the quarter declined 59.0% to $8.7 million from $21.3 million for the third quarter of 2004, driven primarily by a lower provision for credit losses due to lower delinquency and charge offs. The third quarter provision for credit losses decreased to $1.6 million from $10.3 million in the third quarter of 2004. Gross charge-offs were $3.5 million for the quarter while recoveries were $1.4 million, resulting in net charge-offs of $2.1 million versus $17.8 million in the comparable period of 2004. Sequentially, amounts greater than 31 days delinquent on September 30, 2005 decreased to $20.1 million from $21.6 million on June 30, 2005. Selling, general and administrative expenses decreased 38.3% to $4.5 million from $7.2 million in the third quarter of last year. Included in the SG&A expense reduction is approximately $0.7 million relating to the favorable settlement of a disputed liability related to a previous acquisition. Interest expense declined 63.7% to $0.2 million, as a result of lower debt balances. Depreciation and amortization expense declined 22.0% to $2.5 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated.

Cash received from customers for the quarter was $13.1 million compared to $19.8 million during the same period in 2004. Sequentially, cash and cash equivalents improved to $28.8 million at September 30, 2005, compared to $23.5 million at June 30, 2005.

During the third quarter the Company approved 123 new vendors, bringing the total number of new vendors, since July 1, 2004, to 365. In the third quarter the Company sourced 1,527 applications and funded $1.6 million in new lease and rental contracts, compared to 951 applications and $1.5 million in new lease and rental contracts in the second quarter of 2005. Approximately 68% of the lease applications were processed utilizing the Company’s proprietary Internet-based credit approval system.

Richard Latour, President and Chief Executive Officer said, “I am encouraged to see the continued increase in new vendor relationships and a 60% increase in applications for the third quarter 2005 versus the second quarter 2005. Going forward, we will continue to enhance our sales and marketing efforts in order to focus on our plan to rebuild the origination business through TimePayment Corporation.”

The net loss year-to-date ending September 30, 2005 was $2.5 million versus a net loss of $14.8 million for the same period last year. The net loss per share year to date was ($0.19) based on 13,518,351 shares versus ($1.12) based on 13,182,050 shares for the same period last year.

Year to date revenues for the nine months ended September 30, 2005 decreased 36.7% to $30.4 million compared to $48.0 million for the same period in 2004.

Total operating expenses for the nine months ended September 30, 2005 declined 53.2% to $34.0 million versus $72.7 million for the same period last year. The provision for credit losses declined $29.0 million to $8.9 million year-to-date as compared to the same period last year. Selling, general and administrative expenses declined $4.7 million to $16.7 million and depreciation and amortization expenses declined 34.9% to $7.4 million. Interest expense declined 51.1% to $1.0 million year to date. Gross charge-offs were $19.4 million and recoveries were $4.8 million resulting in net charge-offs of $14.6 million as compared to $57.2 million for the same period last year. Year-to-date cash from customers was $43.8 million. New lease and rental contract originations total $4.1 million for the nine months ended September 30, 2005.

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,	September 30,
	2004	2005
ASSETS
Cash and cash equivalents	$9,709	$28,842
Net investment in leases and loans:
Receivables due in installments	59,679	31,442
Estimated residual value	9,502	4,878
Initial direct costs	453	128
Less:
Advance lease payments and deposits	(25)	(33)
Unearned income	(6,313)	(3,117)
Allowance for credit losses	(14,963)	(9,266)
Net investment in leases and loans	$48,333	$24,032
Investment in service contracts, net	4,777	2,156
Investment in rental contracts, net	1,785	2,893
Installment receivable, TES contracts, net	-	91
Property and equipment, net	754	765
Other assets	2,412	1,485
Deferred income taxes	3,500	4,580
Total assets	$71,270	$64,844

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$34	$19
Subordinated notes payable	4,589	2,851
Capitalized lease obligations	41	-
Accounts payable	2,474	1,148
Dividends payable	-	686
Other liabilities	2,039	2,293
Total liabilities	$9,177	$6,997
Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized;
no shares issued at December 31, 2004 and June 30, 2005	-	-
Common stock, $.01 par value; 25,000,000 shares authorized;
13,410,646 shares issued at December 31, 2004 and 13,726,900
shares at September 30, 2005	134	137
Additional paid-in capital	45,244	43,941
Retained earnings	19,186	13,947
Treasury stock, at cost (225,480 shares at December 31, 2004
and 14,251 shares at September 30, 2005)	(2,420)	(139)
Unearned compensation	(51)	(39)
Total stockholders' equity	$62,093	$57,847
Total liabilities and stockholders' equity	$71,270	$64,844

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended
	September 30,
	2004	2005

Revenues:
Income on financing leases and loans	$2,560	$832
Rental income	7,548	6,469
Income on service contracts	1,376	792
Loss and damage waiver fees	961	681
Service fees and other	1,780	595
Total revenues	14,225	9,369

Expenses:
Selling, general and administrative	7,235	4,461
Provision for credit losses	10,295	1,576
Depreciation and amortization	3,161	2,465
Interest	559	203
Total expenses	21,250	8,705

Net (loss) income before benefit for income taxes	(7,025)	664
(Benefit) provision for income taxes	(2,810)	310

Net (loss) income	($4,215)	$354

Net (loss) income per common share - basic	($0.32)	$0.03
Net (loss) income per common share - diluted	($0.32)	$0.03

Weighted-average shares used to compute:
Basic and diluted net (loss) income per share	13,183,916	13,710,683
Diluted net income per share	13,183,916	13,910,948

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the nine months ended
	September 30,
	2004	2005

Revenues:
Income on financing leases and loans	$9,962	$3,442
Rental income	24,177	19,330
Income on service contracts	4,671	2,818
Loss and damage waiver fees	3,127	2,251
Service fees and other	6,078	2,559
Total revenues	48,015	30,400

Expenses:
Selling, general and administrative	21,359	16,699
Provision for credit losses	37,885	8,870
Depreciation and amortization	11,391	7,414
Interest	2,016	986
Total expenses	72,651	33,969

Net loss before benefit for income taxes	(24,636)	(3,569)
Benefit for income taxes	(9,856)	(1,032)

Net loss	($14,780)	($2,537)

Net loss per common share - basic and diluted	($1.12)	($0.19)

Weighted-average shares used to compute:
Basic and diluted net loss per share	13,182,050	13,518,351

About The Company

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $15,000 range. The Company has been in operation since 1986.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," "views,” “will” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. Statements relating to past dividend payments or the Company's current dividend policy should not be construed as a guarantee that any future dividends will be paid. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.